Exhibit 3.2

CERTIFICATE OF AMENDMENT TO CERTIFICATE OF INCORPORATION OF

Sushi Onodera, Inc.

Sushi Onodera, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1. The name of the corporation is Sushi Onodera, Inc. The date of the filing of its Certificate of Incorporation with the Secretary of State of the State of Delaware was February 24, 2023 (the “Certificate of Incorporation”).

2. This Certificate of Amendment to Certificate of Incorporation (this “Certificate of Amendment”) amends and restates paragraph Section 1 of the Certificate of Incorporation in its entirety to provide as follows:

Section 1. Name. The name of the corporation is Sushi Ginza Onodera, Inc. (the “Corporation”).

3. The remaining provisions of the Certificate of Incorporation not affected by the aforementioned amendment shall remain in full force and shall not be affected by this Certificate of Amendment.

4. This Certificate of Amendment to the Certificate of Incorporation was duly adopted and approved by the Board of Directors of the Corporation in accordance with Section 242 of the Delaware General Corporation Law (the “DGCL”). Pursuant to Section 242 of the DGCL, the approval of the stockholders of the Corporation is not required.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer this 27th day of July, 2023.

By:	/s/ Shinji Nagao
Name:	Shinji Nagao
Title:	Chief Executive Officer

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